AMERICAN GENERAL LIFE INSURANCE COMPANY

RETURN OF PURCHASE PAYMENT DEATH BENEFIT RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract is not modified by this Rider unless indicated herein.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

This Rider replaces the “AMOUNT OF DEATH BENEFIT” and “SPOUSAL BENEFICIARY CONTINUATION” provisions under the “DEATH PROVISIONS” section in the Contract.

TABLE OF CONTENTS

SECTIONS AND DESCRIPTIONS	PAGE(S)

Rider Data Page	[Page 2]

Rider Definitions	[Page 3]

Amount of Return of Purchase Payment Death Benefit	[Page 4]

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RIDER DATA PAGE

RETURN OF PURCHASE PAYMENT DEATH BENEFIT CHARGE (for Owner or Continuing Spouse, if Continuing Spouse is Age 75 or younger on the Continuation Date):

Annual fee of [0.20%] of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which Your Contract is allocated. We deduct this charge daily. This charge is in addition to other charges, fees and expenses described in Your Contract. This charge will cease upon the earliest of (1) Annuitization; (2) when this Rider terminates; or (3) when the Contract is terminated.

EFFECTIVE DATE:	[Contract Date]

MAXIMUM ISSUE AGE:	[75]

PURCHASE PAYMENT AGE LIMIT:	[75]

For Inquiries Call: 1-877-445-1262

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RIDER DEFINITIONS

For the purposes of this Rider, the following definition applies:

NET PURCHASE PAYMENT(S)

Net Purchase Payment(s) are equal to the sum of all Purchase Payment(s) received, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE and any Purchase Payment restrictions and/or limits shown in any endorsements and/or riders attached to the Contract, reduced proportionately for each withdrawal by the percentage by which each such withdrawal reduced the Contract Value.

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AMOUNT OF RETURN OF PURCHASE PAYMENT DEATH BENEFIT

Upon Your death, We will pay a death benefit to the Beneficiary upon Our receipt of all Required Documentation.

Upon Our receipt of all Required Documentation, We will calculate the death benefit as the greater of:

1.	The Contract Value as of the Business Day during which We receive all Required Documentation prior to the Transaction Cutoff of that Business Day ; or

2.	Net Purchase Payment(s).

SPOUSAL BENEFICIARY CONTINUATION

If eligible, the Spousal Beneficiary may elect to continue the Contract. On the Continuation Date, We will contribute to the Contract Value an amount by which the death benefit that would have been paid to the Spousal Beneficiary exceeds the Contract Value, if any, as of the end of the Business Day on which We receive all Required Documentation prior to the Transaction Cutoff of that Business Day.

Any amount We contribute to Contract Value as described above is not considered a Purchase Payment and will not be added to the Net Purchase Payment(s).

If the Spousal Beneficiary continues the Contract to which this Rider is attached, no death benefit is paid out to the Spousal Beneficiary on the Continuation Date.

Upon the Spousal Beneficiary’s death, We will pay a death benefit to the Beneficiary upon Our receipt of all Required Documentation.

If the Spousal Beneficiary was Age 75 or younger on the Continuation Date, the Return of Purchase Payment Death Benefit Charge shown on the RIDER DATA PAGE will continue to be deducted as of the Continuation Date. We will calculate the death benefit as the greater of:

1.	The Contract Value as of the Business Day during which We receive all Required Documentation prior to the Transaction Cutoff of that Business Day; or

2.

The Contract Value on the Continuation Date, plus Purchase Payment(s) received after the Continuation Date which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE; and reduced proportionately for any Withdrawals taken after the Continuation Date by the percentage by which each such Withdrawal reduced the Contract Value.

If the Spousal Beneficiary was Age 76 or older on the Continuation Date, the amount of the death benefit is the Contract Value as of the Business Day during which We receive all Required Documentation prior to the Transaction Cutoff of that Business Day and the Return of Purchase Payment Death Benefit Charge shown on the RIDER DATA PAGE will no longer be deducted as of the Continuation Date.

PERIODIC REPORTS

At least once during each Contract Year, We will send You a statement that contains information such as, the value of this death benefit.

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TERMINATION OF THIS RIDER

This Rider will remain in effect until the earlier of (1) termination of the Contract in accordance with the provisions of the Contract, (2) after the remaining Contract Value is reduced to zero; (3) upon Annuitization; or (4) if Spousal Continuation is elected and the Spousal Beneficiary was Age 76 or older on the Continuation Date.

Signed for the Company to be effective on the Contract Date.

AMERICAN GENERAL LIFE INSURANCE COMPANY

Julie Cotton Hearne	Kevin T. Hogan
Secretary	President

© American International Group, Inc. All Rights Reserved.

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